Exhibit 99.1

NASDAQ: ONB

oldnational.com

FOR IMMEDIATE RELEASE April 27, 2015	Contacts:
Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

Old National Bancorp reports annual organic loan growth of 7.0%, completes Founders Financial partnership

1ST QUARTER HIGHLIGHTS:

•	Earnings of $20.9 million, or $.18 per common share

•	Loan originations up 70% over 1Q14

•	Results include $11.0 million in pre-tax charges, including merger and integration costs and severance and branch consolidation charges related to franchise-wide optimization plan announced in 1st quarter 2015

•	Completed acquisition of Founders Financial in Grand Rapids, Michigan

Evansville, Ind. (Apr. 27, 2015) – Today Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) reported 1st quarter 2015 net income of $20.9 million, or $.18 per share. These reported quarterly results compare to net income of $29.3 million in the 4th quarter of 2014 and $26.5 million recorded in the 1st quarter of 2014.

Impacting 1st quarter 2015 results were charges relating to several strategic initiatives aimed at improving the long-term operating leverage of the Company. These 1st quarter pre-tax charges include $4.4 million in severance and $2.6 million relating to branch consolidations. Also included in the current quarter were $4.0 million of pre-tax merger and integration expenses. Excluding the impact of these pre-tax charges, Old National would have reported net income of $28.5 million, or $.24 per share.

Also today the Company announced its quarterly cash dividend of $.12 per share. The dividend is payable June 15, 2015, to shareholders of record on June 1, 2015. For purposes of broker trading, the ex-date of the cash dividend is May 28, 2015.

“We were very pleased to report annual core loan growth of 7.0%, record loan origination numbers and very strong credit quality,” said President & CEO Bob Jones. “While our 1st quarter earnings were impacted by anticipated one-time merger and integration costs and costs related to our ongoing franchise optimization plan, we are confident that we remain well positioned for future growth.”

Committed to our Strategic Imperatives and 2015 Initiatives

Old National’s continued steady performance and strong credit and capital positions can be attributed to the Company’s unwavering commitment to the three strategic imperatives that have guided Old National for 10 years: 1. Strengthen the risk profile; 2. Enhance management discipline; and 3. Achieve consistent quality earnings.

Guided by these three strategic imperatives, Old National’s primary initiatives for 2015 are: 1. Continue to grow organic revenue; 2. Improve operating leverage; and 3. Prudent use of capital, all while maintaining a strong credit culture.

Grow Organic Revenue

Balance Sheet and Net Interest Margin

At March 31, 2015, total period-end loans, including loans held for sale, increased $331.3 million to $6.863 billion from $6.532 billion at December 31, 2014. The acquisition of Founders Financial Corporation (“Founders”) added $340.1 million to March 31 period-end balances. Old National experienced a large number of unanticipated commercial real estate loan payoffs during the 1st quarter of 2015 as borrowers took advantage of the low interest environment to refinance their long-term loans in the secondary market. While the majority of the payoffs did not result in loss of client relationships, they did impact current quarter loan growth.

The Louisville, Kentucky market, the Western Michigan market, and the Central Michigan market, were the best producing regions, increasing $22.4 million, $22.0 million and $13.3 million, respectively, over December 31, 2014, loan balances. Excluding covered and purchased loans, total loans at March 31, 2015, increased $341.4 million, or 7.0%, over total loans of $4.884 billion at March 31, 2014.

On average, total loans increased $445.4 million to $6.846 billion in the 1st quarter of 2015 compared to $6.400 billion during the 4th quarter of 2014. Organic loan growth accounted for $57.6 million of the increase in 1st quarter balances. The acquisitions of Founders and Lafayette Savings Bank added approximately $342.1 million and $56.8 million, respectively, to quarterly averages in the 1st quarter. These increases were partially offset by the $11.1 million decline in covered loans during the 1st quarter of 2015.

Total core deposits at March 31, 2015, including demand and interest-bearing deposits, increased $411.5 million to $8.866 billion, compared to the $8.454 billion at December 31, 2014. The acquisition of Founders added $364.1 million to March 31, 2015, period-end core deposit balances. On average, total core deposits increased $405.5 million to $8.786 billion during the 1st quarter of 2015 compared to $8.381 billion during the 4th quarter of 2014. The acquisition of Founders added $372.6 million in average core deposits to 1st quarter 2015 balances.

At March 31, 2015, total investments, including money market accounts, decreased $99.1 million to $3.480 billion from $3.579 billion at December 31, 2014. During the 1st quarter of 2015, Old National sold $168.7 million of securities and $51.5 million of securities were either called or matured, resulting in securities gains of $2.7 million compared to $4.9 million of securities gains in the 4th quarter of 2014 and $.5 million in the 1st quarter of 2014.

Net interest income was $91.0 million in the 1st quarter of 2015 compared to $90.0 million in the 4th quarter of 2014, and $83.5 million in the 1st quarter of 2014. Net interest income on a fully taxable equivalent basis was $95.7 million for the 1st quarter of 2015 and represented a net interest margin on total average earning assets of 3.70%. These results compare to net interest income on a fully taxable equivalent basis of $94.4 million and a margin of 3.83% in the 4th quarter of 2014. In the 1st quarter of 2014, Old National reported net interest income on a fully taxable equivalent basis of $87.4 million and a margin of 4.22%. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.

As part of net interest income, Old National recorded $14.6 million, or a 56 basis point contribution to net interest margin, in accretion income in the 1st quarter of 2015 related to purchase accounting discounts from various acquisitions. Of this amount, the contributions from Tower Financial Corporation, United Bancorp, Inc., LSB Financial Corp. and Founders were $2.1 million, $3.3 million, $3.2 million and $1.4 million, respectively. Acquisitions of Tower, United and LSB were closed in the 2nd, 3rd, and 4th quarters of 2014, respectively. Total accretion income in the 4th quarter of 2014 and the 1st quarter of 2014 reported by Old National was $16.6 million, or a 68 basis point net interest margin contribution, and $17.9 million, or an 86 basis point net interest margin contribution, respectively.

Fees, Service Charges and Other Revenue

Total fees, service charges and other revenue represent an important component of Old National’s revenue stream and amounted to $52.6 million for the 1st quarter of 2015. This compares to $45.6 million in the 4th quarter of 2014 and $39.9 million in the 1st quarter of 2014. The current quarter contained a $1.0 million unfavorable change in the indemnification asset relating to the 2011 FDIC-assisted acquisition of Integra Bank, compared to unfavorable changes of $6.2 million and $7.3 million recorded in the 4th quarter of 2014 and the 1st quarter of 2014, respectively.

The Founders acquisition contributed an additional $1.7 million in fees, service charges and other revenue during the current quarter. The 1st quarter of 2015 also included $2.1 million of insurance contingency income, compared to none in the 4th quarter of 2014 and $2.4 million in the 1st quarter of 2014.

Improve Operating Leverage

Total noninterest expenses recorded in the 1st quarter of 2015 were $116.2 million compared to $100.1 million in the 4th quarter of 2014 and $88.3 million recorded in the 1st quarter of 2014. Included in 1st quarter 2015 are $3.5 million in operational costs related to the acquisition of Founders as well as $4.0 million in merger and integration charges. Also included in Old National’s 1st quarter 2015 noninterest expenses were charges relating to strategic actions the Company believes should improve the operating leverage of the franchise. These charges include $2.6 million for various branch sales and consolidations as well as $4.4 million in severance for an early retirement program and other workforce reductions. Merger and integration charges of $3.1 million and $2.5 million were incurred by Old National in the 4th quarter of 2014 and the 1st quarter of 2014, respectively. Also impacting year-over-year comparisons are the operational costs associated with the Tower, LSB, United and Founders acquisitions, which closed in April, July and November of 2014, and January of 2015, respectively, adding an additional 34 branches to the Old National franchise.

Prudent Use of Capital

Maintaining a strong capital position continues to be a top priority for Old National. Despite recent acquisition activity, Old National’s capital position remained above regulatory guideline minimums at March 31, 2015, with regulatory tier 1 and total risk-based capital ratios of 12.2% and 12.9%, respectively, compared to 12.9% and 13.6% at December 31, 2014, and 14.8% and 15.7% at March 31, 2014. Old National repurchased 3.4 million shares of stock in the open market during the 1st quarter of 2015.

The following table presents Old National’s risk-based and leverage ratios compared to industry requirements:

	Regulatory Guidelines Minimum	Consolidated ONB at March 31, 2015
Tier 1 Risk-Based Capital Ratio	> 6%	12.2%
Total Risk-Based Capital Ratio	> 8%	12.9%
Common Equity Tier 1 Capital Ratio	> 4.5%	11.6%
Tier 1 Leverage Capital Ratio	> 4%	8.3%

At March 31, 2015, Old National’s ratio of tangible common equity to tangible assets was 7.52%, compared to 8.09% at December 31, 2014, and 8.82% at March 31, 2014. Refer to Table 1 for Non-GAAP reconciliations.

On January 1, 2015, Old National completed its acquisition of Founders Financial Corporation in Grand Rapids, Michigan. This acquisition will provide an entry point for Old National into the vibrant Grand Rapids market with 4 banking center locations and added $340.1 million in total loans and $364.1 million in total deposits, based on March 31, 2015, balances.

Maintain a Strong Credit Culture

Old National’s credit quality remained strong, as the Company recorded virtually no provision expense and had net recoveries of $1.0 million in the 1st quarter of 2015. These results compare to provision expense of $.9 million and net charge-offs of $1.3 million, and virtually no provision expense and net recoveries of $.4 million, in the 4th quarter of 2014 and the 1st quarter of 2014, respectively. Net recoveries for the 1st quarter of 2015 were .06% of average total loans on an annualized basis, compared to net charge-offs of .08% of average total loans in the 4th quarter of 2014 and net recoveries of .03% of average total loans in the 1st quarter of 2014.

Old National’s allowance for loan losses at March 31, 2015, was $48.9 million, or .73% of total loans, compared to an allowance of $47.8 million, or .76% of total loans at December 31, 2014, and $47.6 million, or .94% of total loans, at March 31, 2014. The coverage ratio (allowance to non-performing loans) stood at 29% at March 31, 2015, compared to 31% at December 31, 2014, and 36% at March 31, 2014.

The loan portfolios booked with the acquisitions of Tower, United, LSB and Founders were recorded at fair value in accordance with ASC 805 at the date of acquisition. Therefore, no allowance for loan losses is recorded on the acquisition date.

The following table presents certain credit quality metrics related to Old National’s loan portfolio:

($ in millions)	1Q14	4Q14	1Q15
Non-Performing Loans (NPLs)	$132.5	$153.7	$168.4
Problem Loans (Including NPLs)	200.9	250.9	253.2
Special Mention Loans	119.8	199.3	190.0
Net Charge-Off Ratio	(.03)%	.08%	(.06)%
Provision for Loan Losses	$0.0	$0.9	$0.0
Allowance for Loan Losses	47.6	47.8	48.9

The acquisition of Founders added $10.0 million to non-performing loans, $8.6 million to problem loans and $13.5 million to special mention loans at March 31, 2015.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana and, with $12.0 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Southern Illinois and Central and Western Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central Time on Monday, April 27, 2015, to discuss first-quarter 2015 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central Time on April 27 through May 11. To access the replay, dial 1-855-859-2056, Conference ID Code 23961693.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on Investor Relations at oldnational.com.

Table 1: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	March 31, 2014	December 31, 2014	March 31, 2015
Total Shareholders’ Equity	$1,185.2	$1,465.8	$1,483.3
Deduct: Goodwill and Intangible Assets	(376.8)	(569.5)	(631.6)
Tangible Shareholders’ Equity	$808.4	$896.3	$851.6
Total Assets	$9,544.8	$11,647.6	$11,951.3
Add: Trust Overdrafts	—	0.2	0.1
Deduct: Goodwill and Intangible Assets	(376.8)	(569.5)	(631.6)
Tangible Assets	$9,168.0	$11,078.3	$11,319.7
Tangible Equity to Tangible Assets	8.82%	8.09%	7.52%

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National Bancorp’s (“Old National’s”) financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the recently completed mergers might not be realized within the expected timeframes and costs or difficulties relating to integration matters might be greater than expected; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Old National to execute its business plan; changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of our internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this press release and other factors identified in our Annual Report on Form 10-K and other periodic filings with the SEC. These forward-looking statements are made only as of the date of this press release, and Old National does not undertake an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.

OLD NATIONAL BANCORP Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Mar. 31, 2015	Dec. 31, 2014	$ Change	% Change
Income Data:
Net Interest Income	$90,993	$90,043	$950	1.1
Taxable Equivalent Adjustment	4,658	4,324	334	7.7
Net Interest Income (FTE)	95,651	94,367	1,284	1.4
Fees, Service Charges and Other Revenues	52,553	45,554	6,999	15.4
Securities Gains (Losses) (a)	2,683	4,869	(2,186)	(44.9)
Derivative Gains (Losses)	59	72	(13)	(18.1)
Total Revenue (FTE)	150,946	144,862	6,084	4.2
Provision for Loan Losses	1	869	(868)	(99.9)
Noninterest Expense	116,156	100,117	16,039	16.0
Income before Taxes	34,789	43,876	(9,087)	(20.7)
Provision for Taxes (FTE)	13,883	14,626	(743)	(5.1)
Net Income	20,906	29,250	(8,344)	(28.5)

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	0.18	0.25	(0.07)	(28.0)
Average Diluted Shares Outstanding	119,076	116,592	2,484	2.1
Book Value	12.68	12.54	0.14	1.1
Stock Price	14.19	14.88	(0.69)	(4.6)

Performance Ratios:
Return on Average Assets	0.70%	1.03%	(0.33)%	(32.0)
Return on Average Common Equity (c)	5.56	8.06	(2.50)	(31.0)
Net Interest Margin (FTE)	3.70	3.83	(0.13)	(3.4)
Other Expense to Revenue (Efficiency Ratio) (d)	76.27	69.54	6.73	9.7
Net Charge-offs to Average Loans (e)	(0.06)	0.07	(0.13)	N/M
Reserve for Loan Losses to Ending Loans (e)	0.69	0.72	(0.03)	(4.2)
Non-Performing Loans to Ending Loans (e)	2.39	2.24	0.15	6.7

Balance Sheet:
Average Assets	$11,931,169	$11,345,946	$585,223	5.2
End of Period Balances:
Assets	11,951,307	11,647,551	303,756	2.6
Investments	3,460,540	3,546,941	(86,401)	(2.4)
Money Market Investments (f)	19,343	32,092	(12,749)	(39.7)
Commercial Loans and Leases	1,682,104	1,646,767	35,337	2.1
Commercial Real Estate Loans	1,850,078	1,751,907	98,171	5.6
Consumer Loans	1,474,755	1,379,117	95,638	6.9
Residential Real Estate Loans	1,645,602	1,540,410	105,192	6.8
Loans Held for Sale	210,513	213,490	(2,977)	(1.4)
Earning Assets	10,342,935	10,110,724	232,211	2.3
Core Deposits (Excluding Brokered CDs)	8,865,674	8,454,154	411,520	4.9
Borrowed Funds (Including Brokered CDs)	1,395,433	1,507,921	(112,488)	(7.5)
Common Shareholders’ Equity	1,483,271	1,465,764	17,507	1.2

(a)	Includes no other-than-temporary impairment in first-quarter 2015 or fourth-quarter 2014.
(b)	Assumes conversion of stock options and restricted stock.
(c)	Based on average common shareholders’ equity of $1,502,722 and $1,450,887, respectively, for March 31, 2015, and December 31, 2014.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes loans held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP Financial Highlights (Table B)

($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Three-Months Ended
	Mar. 31, 2015	Mar. 31, 2014	$ Change	% Change
Income Data:
Net Interest Income	$90,993	$83,478	$7,515	9.0
Taxable Equivalent Adjustment	4,658	3,931	727	18.5
Net Interest Income (FTE)	95,651	87,409	8,242	9.4
Fees, Service Charges and Other Revenues	52,553	39,925	12,628	31.6
Securities Gains (Losses) (a)	2,683	459	2,224	N/M
Derivative Gains (Losses)	59	179	(120)	(67.0)
Total Revenue (FTE)	150,946	127,972	22,974	18.0
Provision for Loan Losses	1	37	(36)	(97.3)
Noninterest Expense	116,156	88,252	27,904	31.6
Income before Taxes	34,789	39,683	(4,894)	(12.3)
Provision for Taxes (FTE)	13,883	13,173	710	5.4
Net Income	20,906	26,510	(5,604)	(21.1)

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	0.18	0.26	(0.08)	(30.8)
Average Diluted Shares Outstanding	119,076	100,325	18,751	18.7
Book Value	12.68	11.84	0.84	7.1
Stock Price	14.19	14.91	(0.72)	(4.8)

Performance Ratios:
Return on Average Assets	0.70%	1.12%	(0.42)%	(37.5)
Return on Average Common Equity (c)	5.56	9.03	(3.47)	(38.4)
Net Interest Margin (FTE)	3.70	4.22	(0.52)	(12.3)
Other Expense to Revenue (Efficiency Ratio) (d)	76.27	67.77	8.50	12.5
Net Charge-offs to Average Loans (e)	(0.06)	(0.02)	(0.04)	N/M
Reserve for Loan Losses to Ending Loans (e)	0.69	0.85	(0.16)	(18.8)
Non-Performing Loans to Ending Loans (e)	2.39	2.15	0.24	11.2

Balance Sheet:
Average Assets	$11,931,169	$9,492,161	$2,439,008	25.7
End of Period Balances:
Assets	11,951,307	9,544,780	2,406,527	25.2
Investments	3,460,540	3,192,623	267,917	8.4
Money Market Investments (f)	19,343	17,078	2,265	13.3
Commercial Loans and Leases	1,682,104	1,390,121	291,983	21.0
Commercial Real Estate Loans	1,850,078	1,225,393	624,685	51.0
Consumer Loans	1,474,755	1,074,137	400,618	37.3
Residential Real Estate Loans	1,645,602	1,382,630	262,972	19.0
Loans Held for Sale	210,513	6,169	204,344	N/M
Earning Assets	10,342,935	8,288,151	2,054,784	24.8
Core Deposits (Excluding Brokered CDs)	8,865,674	7,258,162	1,607,512	22.1
Borrowed Funds (Including Brokered CDs)	1,395,433	916,910	478,523	52.2
Common Shareholders’ Equity	1,483,271	1,185,237	298,034	25.1

(a)	Includes $0 and $100, respectively, for other-than-temporary impairment in first-quarter 2015 and first-quarter 2014.
(b)	Assumes conversion of stock options and restricted stock.
(c)	Based on average common shareholders’ equity of $1,502,722 and $1,174,808 respectively, for 2015 and 2014.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes loans held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.